FOR IMMEDIATE RELEASE                  CONTACT:    Paul E. Larson
                                                   Executive VP & CFO

                                       TELEPHONE:  (515) 241-7600


              EQUITABLE OF IOWA'S OPERATING INCOME
                INCREASES 28.0 PERCENT IN 1994;
               FOURTH QUARTER RISES 25.6 PERCENT


    DES MOINES, February 9, 1995  --  Equitable of Iowa Companies

(NYSE: EIC) reported that operating income in 1994 increased 28.0 percent to $88.2 million from $68.9 million the year before,

while earnings per share, reflecting more shares outstanding because of a common stock offering in October 1993, rose 19.7 percent to $2.79 from $2.33.

    The results represented the seventh consecutive year of record operating earnings.

    Revenues were also a record, totaling $651.7 million, up 13.7 percent over 1993's $573.0 million.  Excluding realized and

prepayment gains, revenues were up 18.7 percent from the previous year.

    Net income, which included realized investment gains, reached

$98.3 million, or $3.11 per share, versus $87.2 million, or $2.95 per share in 1993.

    Fourth-quarter operating income gained 25.6 percent to $23.2 million, or $0.73 per share, from $18.4 million, or $0.59 per share.  Net income in 1994 was $24.9 million, or $0.79

per share, compared with $25.8 million, or $0.84 per share, in

1993.  Realized gains were lower for the fourth quarter and full year as a result of fewer investment calls and prepayments in

1994.  Revenues for the fourth quarter rose 7.7 percent to $171.4 million from $159.2 million.  Net investment income increased

21.4 percent compared with fourth quarter 1993.

    "During 1994, we exceeded our three financial objectives,"

pointed out Fred S. Hubbell, president and chief executive

officer.  "Strong sales boosted our assets by 23.9 percent, ahead of our 20 percent goal.  Using operating earnings, return on equity reached 15.8 percent and return on assets based on net income was approximately 1.4 percent, compared with objectives of

15.0 percent and 1.0 percent, respectively," he reported.

    "Despite the sharp rise in interest rates throughout 1994, we are pleased to have maintained our spreads while achieving record sales.  While 1995 will be a challenging year, we are well-

positioned to sustain our positive earnings momentum and achieve our financial goals."

    Annuity sales during 1994 climbed 43.3 percent to $1.6 billion from the previous high of $1.1 billion in 1993.  Assets at

December 31, 1994, totaled $8.0 billion, versus $6.4 billion at year-end 1993.

    Total life insurance premiums, including traditional and

universal life, rose 7.8 percent during 1994.  Even stronger were first-year and single life premiums, which increased 38.9

percent.

    At year-end 1994 life insurance in force was $10.1 billion,

compared with $9.6 billion the year before.


    "During 1994, we made significant strides expanding our

distribution channels by 33 percent to over 44,000 insurance brokerage and career agents," Hubbell indicated.  "We introduced a variable annuity product in October, and although sales of $2.8 million are modest compared with our other products, we view this as an important strategic product line for our company, agents and policyholders."


    "Operating results in 1994 also benefited from the company's ongoing emphasis on expense management," he noted.  General and administrative expenses amounted to $47.4 million in 1994,

representing only 0.66 percent of average assets, a continuation of a steady decline since 1988 when the percentage was 1.5.

    "The nominal default rate of our investment portfolio improved even further throughout the year, and we ended 1994 with no

defaults," Hubbell pointed out.  The portfolio's estimated value was equal to 94.8 percent of its carrying value at December 31,

1994.

    Equitable of Iowa Companies is the holding company for

Equitable Life Insurance Company of Iowa, USG Annuity and Life

Company, Locust Street Securities and Equitable Investment

Services.
































- -tables attached-

                           Equitable of Iowa Companies
                        CONSOLIDATED SUMMARY OF OPERATIONS

                                        Quarter Ended      Twelve Months Ended
                                     12/31/94   12/31/93   12/31/94   12/31/93
                                    ---------  ---------  ---------  ---------

                                         (Thousands except per share data)
                                                     UNAUDITED
REVENUES

Traditional life insurance premiums  $11,098    $11,418    $46,265    $46,870
Universal life and investment
  product charges                     11,505      9,535     43,767     34,281
Net investment income                141,849    116,871    524,411    434,069
Realized gains                         2,640     17,279     19,697     41,985
Other income                           4,278      4,057     17,520     15,763
                                    ---------  ---------  ---------  ---------
          Total Revenues             171,370    159,160    651,660    572,968



EXPENSES

Insurance benefits                   111,190     94,195    414,450    358,172
Underwiting, acquisition and
  insurance expense                   17,643     21,291     68,049     62,263
Interest expense                       1,886      2,037      7,882      9,522
Other expenses                         2,433      1,688     10,035      8,016
                                    ---------  ---------  ---------  ---------
          Total Expenses             133,152    119,211    500,416    437,973
                                    ---------  ---------  ---------  ---------
                                      38,218     39,949    151,244    134,995

Income taxes                          13,312     14,185     52,921     47,965
Equity income (loss)                      42         27        (39)       126
                                    ---------  ---------  ---------  ---------
Net income                            24,948     25,791     98,284     87,156
                                    =========  =========  =========  =========

Average shares outstanding            31,664     30,952     31,613     29,540





PER SHARE DATA
Earnings per common share
  --operating income                    0.73       0.59       2.79       2.33
  --realized gains (net of tax)         0.06       0.25       0.32       0.62
                                    ---------  ---------  ---------  ---------
  --net income                          0.79       0.84       3.11       2.95
                                    =========  =========  =========  =========

Dividends paid per common share         0.12      0.105      0.465      0.405

                                Equitable of Iowa Companies
                                     BUSINESS SUMMARY

                                               1994                 1993
                                                    Per                  Per
                                           $       Share        $       Share
                                      -----------  ------  -----------  ------
                                            (Thousands except per share data)
                                                        UNAUDITED

INCOME ANALYSIS

Quarter Ended - December 31
    Operating income (1)                 $23,173   $0.73      $18,444   $0.59
    Realized and prepayment gains          1,775    0.06        7,347    0.25
                                      -----------  ------  -----------  ------
NET INCOME                                24,948    0.79       25,791    0.84
                                      ===========  ======  ===========  ======

Twelve Months Ended - December 31
    Operating income (1)                 $88,212   $2.79      $68,911   $2.33
    Realized and prepayment gains         10,072    0.32       18,245    0.62
                                      -----------  ------  -----------  ------
NET INCOME                                98,284    3.11       87,156    2.95
                                      ===========  ======  ===========  ======




REALIZED & PREPAYMENT GAINS ANALYSIS

Quarter Ended - December 31
    Realized gains                        $2,640              $17,279
    Prepayment gains in investment
     income                                  745                  --
    Related amort of DPAC                   (654)              (5,975)
                                      -----------          -----------
                                           2,731               11,304
    Income taxes                             956                3,957
                                      -----------          -----------
    Total                                  1,775   $0.06        7,347   $0.25


Twelve Months Ended - December 31
    Realized gains                       $19,697              $41,985
    Prepayment gains in investment
     income                                1,778                  --
    Related amort of DPAC                 (6,210)             (13,916)
                                      -----------          -----------
                                          15,265               28,069
    Income taxes                           5,193                9,824
                                      -----------          -----------
    Total                                 10,072   $0.32       18,245   $0.62




                                Equitable of Iowa Companies
                                BUSINESS SUMMARY (continued)

                                               1994                 1993
                                                    Per                  Per
                                           $       Share        $       Share
                                      -----------  ------  -----------  ------
                                            (Thousands except per share data)
                                                        UNAUDITED
PRODUCT SUMMARY

Twelve Months Ended - December 31

     Average yield on assets (2)             8.6%                9.1%
     Average interest credited rate (2)      5.8%                6.6%

     Total premium
        Traditional life                 $46,265              $46,870
        Universal life and current
         interest                         68,463               59,605
        Fixed annuities                1,615,768            1,117,255
        Variable annuities                 2,808                  --
                                      -----------          -----------
                                       1,733,304            1,223,730

     New life insurance written
      (at face amount)                 1,417,382            1,416,576
     Life insurance in force
      (at face amount)                10,146,940            9,617,881

1) Operating income equals income from continuing operations before cumulative effect of change in accounting principle, excluding, net of tax, prepayment gains on mortgage-backed securities, realized gains/losses and related amortization of deferred acquisition costs.

2) Interest credited rate represents the average annualized interest rate credited to policy accounts for interest sensitive products, including annuities, universal life-type policies and participating life policies. Asset yield is the average annualized yield on assets supporting those products.

















                             Equitable of Iowa Companies
                              CONSOLIDATED BALANCE SHEET

                                     December 31                December 31
                                         1994                       1993
                                     ------------               ------------

                                          (Thousands except per share data)
                                                      UNAUDITED

ASSETS

Cash and Investments - Available
  for sale                              $865,114                    $72,892
Investments - Held to maturity         6,199,121                  5,622,677
Accrued investment income                105,959                     92,473
Deferred policy acquisition costs        607,626                    451,180
Property and equipment                     7,843                      7,431
Other assets                              94,967                     90,754
Separate account assets                   84,963                     94,028
                                     ------------               ------------
         Total Assets                  7,965,593                  6,431,435
                                     ============               ============



LIABILITIES AND STOCKHOLDERS' EQUITY

Policyholder liabilities              $7,062,084                 $5,624,206
Long-term debt                               --                      50,214
Commercial paper notes                    90,450                     34,000
Other liabilities                        140,766                    101,025
Separate account liabilities              84,963                     94,028
                                     ------------               ------------
         Total Liabilities             7,378,263                  5,903,473

Stockholders' equity                     587,330                    527,962
                                     ------------               ------------
         Total Liabilities and
           Stockholders' Equity        7,965,593                  6,431,435
                                     ============               ============




Number of shares outstanding              31,678                     31,505

Book value per share at December 31st     $18.54                     $16.76









Investments - Insurance Operations   December 31, 1994

Investment portfolio
 Cash & short-term inv.                  0.5%
 Governments and Agency MBS              5.3
 Investment grade bonds                 47.3
 Investment grade MBS                   31.5
 Below investment grade securities       5.9
 Mortgages                               9.0
                                       -----
Total cash and fixed income             99.5
 Common stock                            0.3
 Real estate                             0.2
                                       -----
                                       100.0%
                                       =====

Average quality - fixed income      A+
Portfolio yield                     8.4%
Default rates
  Bonds                             0.0% of Bonds       0.0% of Portfolio
  Mortgages                         0.0% of Mortgages   0.0% of Portfolio
                                                        ____
  Total defaults                                        0.0% of Portfolio